Exhibit (h-7)
FORM OF AMENDMENT TO RULE 22C-2 SERVICES AGREEMENTS, TRANSFER AGENCY
AGREEMENT, FUND ACCOUNTING AGREEMENT AND COMPLIANCE SERVICES
AGREEMENT
     AMENDMENT made as of the ___ day of November 2009, between Pacific Capital Funds (the “Company”) and Citi Fund Services Ohio, Inc. (formerly known as BISYS Fund Services Ohio, Inc.) (“Citi”), to the (i) Rule 22c-2 Services Agreement dated February 27, 2007, (ii) Rule 22c-2 Services Agreement dated July 31, 2007, (iii) Transfer Agency Agreement dated February 1, 2002, (iv) Fund Accounting Agreement dated February 1, 2002, and (v) Compliance Services Agreement dated July 1, 2006, each between the Company and Citi (as amended and in effect on the date hereof, each an “Agreement” and collectively, the “Agreements”).
     WHEREAS, the parties wish to change the termination provisions of the Agreements;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree to amend each Agreement as follows:
     1. Amendment. Notwithstanding anything in any Agreement to the contrary, each Agreement shall continue in effect until terminated as follows: either party may terminate such Agreement at any time upon the provision of thirty days’ prior written notice to the other party.
     2. Representations and Warranties.
     (a) The Company represents that (i) it has full power and authority to enter into and perform this Amendment, (ii) this Amendment has been presented to and reviewed by the Board of Trustees of the Company (the “Board”), and (iii) the Board has approved this Amendment.
     (b) Citi represents that it has full power and authority to enter into and perform this Amendment.
     3. Miscellaneous.
     (a) This Amendment supplements and amends each Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of any Agreement or any provisions of any Agreement that directly cover or indirectly bear upon matters covered under this Amendment.
     (b) Each reference to an Agreement in each other Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of each Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.
     (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
     (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

     (e) This Amendment has been executed on behalf of the Company by the undersigned officer of the Company in his or her capacity as an officer of the Company. The obligations of this Amendment shall only be binding upon the assets and property of the Trust and shall not be binding upon any Board member, officer or shareholder of the Trust individually.
          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

PACIFIC CAPITAL FUNDS

By:

Name:

Title:

Date:

CITI FUND SERVICES OHIO, INC.

By:

Name:

Title:

Date: